Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated November 16, 2011

Deutsche Bank Gold Notes

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Gold Exchange Traded Notes

Description
The PowerShares DB Gold Double Long Exchange Traded Note (Symbol: DGP),
PowerShares DB Gold Short Exchange Traded Note (Symbol: DGZ) and PowerShares DB
Gold Double Short Exchange Traded Note (Symbol: DZZ) (collectively, the
"PowerShares DB Gold ETNs") are the first exchange-traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold.

All of the PowerShares DB Gold ETNs are based on a total return version of the
Deutsche Bank Liquid Commodity Index -- Optimum Yield GoldTM , which is intended to track the long or short performance of a single unfunded gold futures contract.

Investors can buy and sell the PowerShares DB Gold ETNs at market price on the
NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may redeem the PowerShares DB Gold ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

Fact Sheet Prospectus

Source: DB / Bloomberg
Index Weights
 As Of: 14-Nov-2011
   Commodity                      Contract Expiry Date Weight %
  Gold                             27-Feb-2012 / FEB2    100.0
                                        (1) ETN performance figures are based on repurchase value.
 DB Gold ETN and Index Data               Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete
 DB Gold ETN Symbols                    information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Gold ETN performance. The
 Gold Double Short            DZZ       inception date of the Deutsche Bank Liquid Commodity Index --
                                        Optimum Yield GoldTM is May 24, 2006. ETN Performance is based on a combination of the monthly returns from the Deutsche Bank
 Gold Double Long             DGP       Liquid Commodity Index -- Optimum Yield Gold Excess ReturnTM
                                        (the "Gold Index") plus the monthly returns from the DB 3-Month T-
 Gold Short                   DGZ       Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Gold ETNs, less the investor fee.
 Details                                The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.
 ETN price at initial listing $25.00    Index history does not reflect any transaction costs or expenses.
                                        Indexes are unmanaged, and you cannot invest directly in an index.
 Inception date               2/27/08   PAST PERFORMANCE DOES NOT GUARANTEE FUTURE
                                        RESULTS
 Maturity date                2/15/08
                                        (2) The PowerShares DB Gold ETNs are senior unsecured
                                        obligations of Deutsche Bank AG, London Branch, and the
 Yearly investor fee          0.75%     amount due on the PowerShares DB Gold ETNs is dependent on
                                        Deutsche Bank AG, London Branch's ability to pay. The
 Listing exchange             NYSE Arca PowerShares DB Gold ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of
 Index symbol                 DGLDIX    investing in the PowerShares DB Gold ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB
 CUSIP symbols                          Gold ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your
 Gold Double Long             25154H749 return at maturity or upon redemption of your PowerShares DB Gold
                                        ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Gold ETNs is

Exchange Traded Notes DBX Strategic

DZZ Financial Details

Ticker: DZZ
Last Update          15-Nov-2011
                     04:30 PM
Price                4.30
DZZ Index Level*     173.02149
Indicative Intra-day 4.31
Value**
Last end of day      4.33183
Value***
Last date for end    14-Nov-2011
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)

* Indicative intra-day and Index closing

** Indicative intra-day value of the DZZ

*** Last end of day DZZ RP

DGP Financial Details

Ticker: DGP
Last Update          15-Nov-2011
                     04:30 PM
Price                62.92
DGP Index Level*     173.02149
Indicative Intra-day 62.80
Value**
Last end of day      62.54094
Value***
Last date for end    14-Nov-2011
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)

* Indicative intra-day and Index closing

** Indicative intra-day value of the DGP

*** Last end of day DGP RP

DGZ Financial Details

Ticker: DGZ
Last Update          15-Nov-2011
                     04:30 PM
Price                11.41
DGZ Index Level*     173.02149
Indicative Intra-day 11.43
Value**
Last end of day      11.45894
Value***
Last date for end    14-Nov-2011
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)

* Indicative intra-day and Index closing

** Indicative intra-day value of the DGZ

*** Last end of day DGZ RP

Contact Information

Any questions please call
1-877-369-4617

http://dbfunds.db.com/dev/Notes/gold/index.aspx

11/15/2011

Deutsche Bank Gold Notes

Gold Short        25154H731
Gold Double Short 25154H756

Intraday Intrinsic Value Symbols

Gold Double Short DZZIV
Gold Double Long  DGPIV
Gold Short        DGZIV

Risks(2)

Non-principal protected Leveraged losses Subject to an investor fee Limitations on repurchase Concentrated exposure to gold

Benefits

Leveraged and short notes Relatively Low Cost Intraday access Listed
Transparent Tax treatment(3)

zero, your Investment will expire worthless.

The PowerShares DB Gold Double Long ETN and PowerShares DB
Gold Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment.
There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

The PowerShares DB Gold ETNs may be sold throughout the day on
NYSE Arca through any brokerage account. There are restrictions on the minimum number of PowerShares DB Gold ETNs that you may
repurchase directly from Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Gold ETNs.
Sales in the secondary market may result in losses.

The PowerShares DB Gold ETNs are concentrated in gold. The
market value of the PowerShares DB Gold ETNs may be influenced by many unpredictable factors, including, among other things, volatile gold prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The
PowerShares DB Gold ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector. For a description of the main risks, see "Risk Factors" in the
applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

(3) Deutsche Bank AG, London Branch, Invesco PowerShares and
their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including
attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an
independent tax advisor.

Issuer Details

Deutsche Bank AG, London Branch
Long-term Unsecured Obligations(2)

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov.
Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations:

The PowerShares DB Gold ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. The
ETNS are not designed to be long-term investments and may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Gold ETNs are senior unsecured obligations of Deutsche Bank
AG, London Branch, and the amount due on the PowerShares DB Gold ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The PowerShares
DB Gold ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the PowerShares DB
ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

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Conditions

http://dbfunds.db.com/dev/Notes/gold/index.aspx

11/15/2011